Exhibit 4.3


                                                             EXECUTION COPY

                    WAIVER NO. 1 TO TERM LOAN AGREEMENT


      WAIVER dated as of January 10, 2000 to the Term Loan Agreement dated as of October 25, 1999 (the "CREDIT AGREEMENT") among RITE AID CORPORATION (the "BORROWER"), the BANKS party thereto (the "BANKS") and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Administrative Agent (the "ADMINISTRATIVE AGENT").
                           W I T N E S S E T H :

      The parties hereto agree as follows:

      Section 1. Defined Terms; References. (a) Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Credit Agreement shall, after this Waiver becomes effective, refer to the Credit Agreement as amended hereby.

    (b) The following additional term, as used herein, has the following meaning:

      "PUBLIC DEBT" means debt securities of the Borrower issued pursuant to an indenture qualified under (or in form suitable for qualification under) the Trust Indenture Act of 1939, as amended.

      Section 2. Limited Waiver. At the request of the Borrower, the Banks hereby waive (a) any Default under Section 5.01(a), Section 5.01(b),
 Section 5.01(c) or Section 5.01(d) of the Credit Agreement, to the extent that such Default would arise from failure of the Borrower to deliver to the Banks the financial statements referred to in Section 5.01(a) or
 Section 5.01(b) of the Credit Agreement and the related officer's certificate and statement of the Borrower's independent accountants referred to in Sections 5.01(c) and 5.01(d) of the Credit Agreement and (b) any Default that would arise under Section 6.01(f) of the Credit Agreement by reason of a default under any Public Debt as a result of the failure of the Borrower to file or deliver financial statements or reports substantially the same as those described in clause (a) above, such waivers to be effective solely for the period commencing on January 11, 2000 and ending on July 11, 2000; provided, however, that (i) the effectiveness of this Waiver is subject to the satisfaction of the conditions specified in
 Section 3 of this Waiver and (ii) the waiver set forth in clause (b) shall terminate on the earlier of (x) July 11, 2000 or (y) the date that is 10 days prior to the earliest date on which any holder of Public Debt or any trustee or other representative of any such holder shall have a present right to accelerate the maturity thereof by reason of any such default waived hereunder. This Waiver shall be limited precisely as written, and shall not extend to any Default under any other provision of the Credit Agreement or to any Default under Section 5.01(a), Section 5.01(b), Section 5.01(c) or Section 5.0(d) of the Credit Agreement during any other period or to any other Default under Section 6.01(f) of the Credit Agreement.

      Section 3.  Conditions to Waiver.  The waivers granted pursuant to
 Section 2 above are subject to the conditions that:

    (a) the Borrower shall deliver to each of the Banks the following items on or prior to the dates specified below (or, in the reasonable discretion of the Administrative Agent, no later than 5 days thereafter):

         (i) a monthly forecast of cash receipts and disbursements, commencing with February, 2000, no later than the first day of each month in respect of such forecast;

        (ii) a monthly reconciliation of actual cash receipts and disbursements to the forecast for such month delivered pursuant to clause (i) above, no later than the 25th day of the next succeeding month;

       (iii) a weekly sales report for each week, commencing with the week ending January 8, 2000, no later than the 4th day following the last day of the week in respect of which such sales report is to be delivered;

        (iv) an operating forecast for each month in the fiscal year ending on or closest to February 28, 2001, no later than March 31, 2000; and

         (v) a monthly reconciliation of actual operating results for each month specified in the operating forecast delivered pursuant to clause
      (iv) above to the budget for such month, no later than the 30th day of the next succeeding month; and

    (b) the Borrower shall not directly or indirectly, make or agree to make any payment to or for the account of any holder of Public Debt, or any trustee or other representative of any such holder, on account of principal of, interest on or fees in respect of such Public Debt, except as required by the terms of such Public Debt as in effect on the date hereof.

      Section 4. Governing Law. This Waiver shall be governed by and construed in accordance with the laws of the State of New York.

      Section 5. Counterparts. This Waiver may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

      Section 6. Effectiveness. This Waiver shall become effective on the date when the following conditions are met:

         (a) the Administrative Agent shall have received from each of the Borrower and the Required Banks a counterpart hereof signed by such party or facsimile or other written confirmation (in form satisfactory to the Administrative Agent) that such party has signed a counterpart hereof; and

         (b) the Administrative Agent shall have received evidence satisfactory to it that substantially identical waivers to any covenant requiring delivery of financial statements or reports set forth in any other agreement obligations under which are secured by the Collateral shall have become or shall simultaneously become effective.

      IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed as of the date first above written.


                          RITE AID CORPORATION


                             By:    __________________________________
                                    Name:
                                    Title:


                          MORGAN GUARANTY TRUST COMPANY
                                OF NEW YORK


                             By:   __________________________________
                                   Name:
                                   Title: